EXHIBIT 10.11

[Nexsan Technologies Logo]

August 13, 2007

Re:          Offer of Employment by Nexsan Technologies, Inc.

Dear Bob,

I am very pleased to confirm our offer to you of full-time employment with Nexsan Technologies, Inc. (the “Company”).  You will report to myself (CEO).  Your title will be Senior Vice President, Marketing.  Your start date is anticipated to be September 10th, 2007.  The terms of our offer and the benefits currently provided by the Company are as follows:

1.             Compensation.  Your base salary will be one hundred and sixty thousand dollars ($160,000) per year and will be subject to periodic review.  You will be paid according to normal Nexsan payroll policy, which currently is once every two weeks.

2.             Bonus.  You will be eligible for a quarterly bonus of up to ten thousand ($10,000) dollars per quarter (equivalent to forty thousand dollars ($40,000) per year) based on, objectives to be set each calendar quarter by myself, after consultation with you.  The quarterly bonuses arc typically paid mid-way through the following quarter.  You will, receive a pro-rata bonus of the frill amount for the time until 1 Oct 2007.

3.             Stock Options.  In addition we will recommend to the Nexsan Board of Directors that a grant of two hundred thousand (200,000) stock options be allocated to you.  Nexsan’s Board of Directors has sole discretion in granting stock options and for participation in the Nexsan employee stock option plan.  Your stock options will vest annually for the first year and then quarterly for the remaining three years at the rate of 25% per year, over 4 years commencing on the date the stock options are approved by Nexsan’s Board of Directors.

4.             Benefits.  In addition, you will be eligible to participate in the following benefit plans on the first day of the month following your date of hire.  At the present time all premiums for both you and your dependants are 100% covered by the Company.  There is no cost to you.

•      Medical insurance

•      Dental insurance

•      401K retirement plan — employee contributions only (no employer contributions)

•      Short term disability insurance

•      Long term disability insurance

•      Life insurance

•      Other employee benefit plans established by the Company for its employees from time to time.

•      Company paid cell phone allowance.  You are allowed to own the cell phone number.  The company will reimburse you for the monthly cost once your cell phone plan is approved by your supervisor.

•      You shall also be entitled to a three (3) weeks which is equal to fifteen (15) working days of vacation/PTO during the calendar year.  The amount of vacation/PTO time available to you during your first year is determined by proration based on the number of full months of employment completed by you during the year.  After three years of employment, your vacation/PTO will go up to 4 weeks (20 working days).

•      While a car allowance is not part of your package, the use of your vehicle for company business is reimbursed on a mileage basis.

Except as provided in this employment offer, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth, herein at any time in the future.

5.             Position Responsibilities.  The responsibilities of your position, Senior Vice President, Marketing, will consist of, but not be limited to:

•      Developing and executing the Company’s marketing plan and budget, once approved by the CEO

•      Managing the marketing communications activities of the Company, including PR, tradeshows, web based marketing and other activities, delivering objectives set by the CEO with strong input from Sales Management, and within a defined budget

•      Strategic business development, in co-ordination with Sales management

•      Managing product management activities at some later stage (to be determined)

The responsibilities of your job may change from time-to-time at the discretion of the CEO.

6.             Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment.  A copy of this agreement is attached.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  You represent that your signing of this i) offer letter; ii) agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below); and iii) the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

7.             At Will Employment.  While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with our without cause.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and an Executive of the Company.

8.             Authorization to Work.  Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.  If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

9.             Arbitration.  You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the [State of California, Ventura County,] before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time.  The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court.  Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10.           Background Check.  This offer may be contingent upon a successful employment verification of criminal, education, and employment background.  This offer can be rescinded based upon data received in the verification.

11.           Acceptance.  If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter mad the attached documents, if any.  Should you have anything else that you wish to discuss, please do not hesitate to call me.

We are looking forward to you joining one of the most dynamic teams in our industry that without your participation will not be the same.

Very truly yours,

/s/ Philip Black

Philip Black
CEO

Attachments

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Robert Woolery

/s/ Robert Woolery

Date signed: 8/13/2007